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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported) December 7, 2001

                         LUMINANT WORLDWIDE CORPORATION

               (Exact name of Registrant as Specified in Charter)

          Delaware                   000-26977                   75-2783690
(State or Other Jurisdiction      (Commission File             (IRS Employer
      of Incorporation)                Number)               Identification No.)

13737 Noel Road, Suite 1400, Dallas, Texas                          75240
 (Address of Principal Executive Offices)                        (Zip Code)

      Registrant's telephone number, including area code (972) 581-7000

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Item 3.

     On December 7, 2001, Luminant Worldwide Corporation ("Luminant" or the "Registrant") and certain of its subsidiaries filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, Case # 01-43445. Also, on December 10, 2001, Luminant entered into an Agreement (the "Asset Purchase Agreement") to sell its consulting business to Lante Corporation ("Lante"), as described below, and Luminant has filed a motion with the bankruptcy court to approve this transaction pursuant to Section 363 of Chapter 11 of the United States Bankruptcy Code. Luminant will continue to operate the consulting business pending closing of the sale. The existing officers and certain directors of Luminant will continue to oversee operation of the business as a debtor in possession, pursuant to Sections 1107 and 1108 of the United States Bankruptcy Code, and subject to the requirements of the United States Bankruptcy Code, which include court approval of matters outside the ordinary course of business.

     There can be no assurance that the transaction contemplated by the Asset Purchase Agreement will be consummated; if consummated, such transaction will likely result in the common stock of the Company having no value, and certain indebtedness of the Company and the Subsidiaries being worth significantly less than face value.

Item 5. Other Events.

     On December 10, 2001, Luminant entered into an Asset Purchase Agreement with Lante Corporation, pursuant to which Lante will, upon the closing of such transaction, purchase certain of Luminant's assets through a sale of assets consummated under Section 363 of the Bankruptcy Code. A copy of the press release is attached hereto as an exhibit.

     In connection with its Chapter 11 filing, Luminant obtained a commitment from Wells Fargo Business Credit Inc. for up to $1.5 million in debtor-in-possession financing.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                LUMINANT WORLDWIDE CORPORATION

                                By:   /s/ James R. Corey
                                      ------------------------------
                                      Name:  James R. Corey
                                      Title: Chief Executive Officer & President

December 21, 2001

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                               Index to Exhibits

Exhibit
Number      Description
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
99.1        Press release
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